Exhibit 99.3

BIGLARI HOLDINGS INC.

[         ] SHARES OF COMMON STOCK,
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M.,
NEW YORK CITY TIME, ON                  , 2013, UNLESS EXTENDED.

, 2013

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees.

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Biglari Holdings Inc. of an aggregate of   [         ] shares of its common stock, $0.50 stated value per share (the “common stock”), at a subscription price of [$           ] per share pursuant to the exercise of transferable subscription rights (the “Subscription Rights”) initially distributed to all holders of record of common stock as of the close of business on            , 2013 (“Record Date”).  The Subscription Rights, including the Oversubscription Privilege, are described in the enclosed Prospectus dated ________, 2013 (the “Prospectus”) and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

Each beneficial owner of shares of common stock registered in your name or the name of your nominee is entitled to one Subscription Right for each share of common stock owned by such beneficial owner.  A shareholder may purchase one share of common stock for every [   ] ( ) Subscription Rights exercised (the “Basic Subscription Privilege”).  In addition, shareholders on the Record Date who fully exercise the rights distributed to them by us will also be entitled to subscribe for and purchase additional shares of common stock that are not purchased by other rights holders through their Basic Subscription Privileges (the “Oversubscription Privilege”).  The maximum number of shares that a holder may purchase under the Oversubscription Privilege is equal to the number of shares it purchased under the Basic Subscription Privilege.  If the number of shares remaining after the exercise of all Basic Subscription Privileges is not sufficient to satisfy all requests for shares pursuant to Oversubscription Privileges, each oversubscribing holder will be allocated additional shares of common stock pro rata, based on the number of shares such holder purchased through the Basic Subscription Privilege in proportion to the total number of shares that such holder and other oversubscribing holders purchased through the Basic Subscription Privilege.

If, pursuant to the exercise of Subscription Rights, the number of shares that a shareholder would be entitled to receive would result in receipt of fractional shares, the aggregate number of shares that such shareholder is entitled to purchase will be rounded up to the nearest whole number provided that the shareholder fully exercises the rights held and pays the full subscription price.  Shareholders will not receive cash in lieu of fractional shares.

We are asking you to contact your clients for whom you hold shares of common stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

Included herein are copies of the following documents for you to use:

1.	Prospectus;

2.	Form of Letter from Biglari Holdings Inc. to its Holders;

3.	Instructions for Use of Biglari Holdings Inc. Subscription Certificates; and

4.	Return envelope addressed to Computershare Trust Company, N.A., as Subscription Agent.

Your prompt action is requested.  The Subscription Rights will expire at 5:00 p.m., New York City time, on                  , 2013, unless extended (the “Expiration Date”).

To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus on or prior to the Expiration Date.

Biglari Holdings Inc. will not pay any fees or commissions to any broker, dealer or other person for soliciting subscriptions for Subscription Rights pursuant to the rights offering, other than the Subscription Agent and Information Agent as described in the Prospectus.

Additional copies of the enclosed materials may be obtained by contacting the Information Agent, Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902, or call collect at 203-658-9400.

Very truly yours,

BIGLARI HOLDINGS INC.

Sardar Biglari
Chairman and Chief Executive Officer

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF BIGLARI HOLDINGS INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.